Exhibit 99.1

NIC Total Revenues Increase 15 Percent Driven by Strong Same-State Growth; Declares Special Cash Dividend of $0.35 Per Share

Forbes recognizes Company’s exceptional financial performance

OLATHE, Kan.--(BUSINESS WIRE)--November 7, 2013--NIC Inc. (NASDAQ: EGOV), the dominant provider of eGovernment services, today announced net income of $5.1 million and earnings per share of 8 cents on total revenues of $61.3 million for the three months ended September 30, 2013. As previously announced, results for the current quarter include a one-time, non-cash pre-tax charge of approximately $5.1 million (approximately 5 cents per share on an after-tax basis) included in cost of portal revenues to write off outstanding accounts receivable due from the Commonwealth of Pennsylvania. Current quarter operating income decreased 22 percent from the prior year quarter, reflecting the one-time charge. In the third quarter of 2012, the Company reported net income of $6.0 million and earnings per share of 9 cents on total revenues of $53.2 million.

On October 28, 2013, NIC’s Board of Directors declared a special cash dividend of $0.35 per share, payable on January 2, 2014 to stockholders of record on November 8, 2013. The dividend payout will total approximately $23.0 million based on the current number of shares outstanding.

Quarterly portal revenues were $57.7 million, a 15 percent increase over third quarter 2012. On a same-state basis, portal revenues were up 15 percent in the current quarter. Same-state, transaction-based revenues from non-driver record (non-DMV) services rose 28 percent over third quarter 2012 through continued strong performance from the Texas motor vehicle inspection service as part of the DPS Direct suite of services, a court fee payment service in Colorado, and several eGovernment services in New Jersey. Same-state DMV revenues increased 5 percent in the third quarter of 2013.

Current quarter revenues from the Company’s newest portal in Wisconsin totaled $0.4 million. The Company did not recognize any revenues in the current quarter from its Pennsylvania portal.

“Our focus on the long-term success of the Company continues to produce solid financial results for NIC,” said NIC Chief Executive Officer Harry Herington. “There are times when we must make tough decisions in the short-term, but we know they are the right decisions to make and will fuel our success in the future – whether that results in maintaining strong partnerships or national recognition like what we recently received from Forbes.”

NIC’s portal gross profit percentage was 31 percent in the current quarter, down from 37 percent in the prior year quarter, reflecting the one-time $5.1 million charge in Pennsylvania and $2.0 million of start-up costs from the Wisconsin and Pennsylvania portals.

Selling & administrative expenses in the current quarter increased 26 percent, or $2.2 million, from the third quarter of 2012. As a percentage of total revenues, selling & administrative expenses were 17 percent in the current quarter, compared to 15 percent in the prior year quarter. The current quarter increase in selling & administrative expenses was primarily attributable to higher costs to enhance corporate-wide information technology and security infrastructure as a result of the Company’s growth, and higher executive and non-executive management incentive compensation and benefit costs.

In addition, the Company incurred approximately $3.5 million in legal fees and other third-party costs in the third quarter of 2013 in connection with the previously disclosed SEC investigation and related matters. These expenses were reduced by approximately $2.8 million of reimbursement by the Company’s directors’ and officers’ liability insurance carrier, resulting in a net expense of approximately $0.7 million in the current quarter. Selling & administrative expenses in the prior year quarter included approximately $1.1 million of expenses related to the SEC matter, which were reduced by approximately $1.0 million of insurance reimbursement by the Company’s insurance carrier, resulting in a net expense of approximately $0.1 million in the prior year quarter.

“Despite the one-time charge in Pennsylvania, we were quite pleased with our results for the quarter, particularly our strong organic revenue growth,” said Steve Kovzan, NIC’s Chief Financial Officer. “The lifeblood of our business will always be the thousands of online services that make government interactions more efficient and secure “

Operational Highlights

In October 2013, Forbes announced its annual rankings of the “100 Best Small Companies in America” with annual revenues between $5 million and $1 billion. NIC achieved its highest ranking in the Company’s history, placing 11th on the list. This is the fifth consecutive year that NIC has received this national recognition, and NIC remains the only publicly traded company headquartered in the state of Kansas to make the list. Criteria included earnings growth, sales growth, and return on equity in the past 12 months and over five years, as well as stock performance.

The Company also was notified recently that it has been included in the Barron’s 400 Index, which selects the top 6 percent of all publicly traded companies in North America based on strong financial performance. This is the second consecutive year that NIC has been included in the index, placing it in an exclusive group of only 1.5 percent of all companies in North America to achieve the ranking two years in a row.

Also during the third quarter, the state of Maine signed a two-year renewal extension, taking its contract through 2016.

Third Quarter Earnings Call and Webcast Details

On the call, the Company will discuss its 2013 third quarter, and answer questions from the investment community. The call may also include discussion of company developments, and forward-looking and other material information about business and financial matters.

Dial-In Information
Thursday, November 7, 2013
4:30 p.m. (EST)

Call bridge:	866-225-8754 (U.S. callers) or 480-629-9818 (international callers)
Call leaders:	Harry Herington, Chief Executive Officer and Chairman of the Board
Steve Kovzan, Chief Financial Officer
Robert Knapp, Chief Operating Officer

Webcast Information

To sign in and listen: The Webcast system is available at http://www.egov.com/investors.

A replay of the Webcast will be available until 11 p.m. (EDT) on May 8, 2014, by visiting http://www.egov.com/investors.

About NIC

NIC Inc. (NASDAQ: EGOV) is the leading provider of enterprise-wide, official state eGovernment services and secure government payment processing solutions. The Company's innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. The NIC family of companies provides eGovernment solutions for more than 3,500 federal, state, and local agencies across the United States. Additional information is available at http://www.egov.com.

Cautionary Statement Regarding Forward-Looking Information

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include statements regarding the Company’s potential financial performance for the current fiscal year, statements regarding the planned implementation of new portal contracts and statements regarding continued implementation of NIC’s business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, NIC’s ability to successfully integrate into its operations recently awarded eGovernment contracts; NIC's ability to implement its new portal contracts in a timely and cost-effective manner; NIC’s ability to successfully increase the adoption and use of eGovernment services; the possibility of reductions in fees or revenues as a result of budget deficits, government shutdowns or changes in government policy; the success of the Company in renewing existing contracts and in signing contracts with new states and federal government agencies; continued favorable government legislation; NIC’s ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; the possibility of security breaches through cyber attacks; legal fees and other expenses related to the SEC matter in excess of directors’ and officers’ liability insurance policy limits; general economic conditions; and the other important cautionary statements and risk factors described in NIC's 2012 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2013 and in subsequent periodic reports filed with the SEC. Any forward-looking statements made in this release speak only as of the date of this release. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

NIC INC.
FINANCIAL SUMMARY
(UNAUDITED)
Thousands except per share amounts and percentages

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Portal revenues	$57,721	$50,198	$177,857	$144,952
Software & services revenues	3,609	3,008	10,635	8,979
Total revenues	61,330	53,206	188,492	153,931
Operating expenses:
Cost of portal revenues, exclusive of depreciation & amortization	39,755	31,794	107,416	91,095
Cost of software & services revenues, exclusive of depreciation &
amortization	928	1,079	3,220	3,045
Selling & administrative	10,387	8,218	30,054	24,536
Amortization of acquisition-related intangible assets	-	53	-	214
Depreciation & amortization	2,145	1,606	6,221	4,236
Total operating expenses	53,215	42,750	146,911	123,126
Operating income	8,115	10,456	41,581	30,805
Other income (expense), net	4	-	(17)	(1)
Income before income taxes	8,119	10,456	41,564	30,804
Income tax provision	3,026	4,461	15,707	13,088
Net income	$5,093	$5,995	$25,857	$17,716

Basic net income per share	$0.08	$0.09	$0.39	$0.27
Diluted net income per share	$0.08	$0.09	$0.39	$0.27

Weighted average shares outstanding:
Basic	64,961	64,586	64,854	64,458
Diluted	64,969	64,604	64,861	64,475

Key Financial Metrics:
Revenue growth - outsourced portals	15%	14%	23%	13%
Same state revenue growth - outsourced portals	15%	8%	17%	7%
Recurring portal revenue as a % of total portal revenues	93%	92%	94%	92%
Gross profit % - outsourced portals	31%	37%	40%	37%
Revenue growth - software & services	20%	6%	18%	14%
Gross profit % - software & services	74%	64%	70%	66%
Selling & administrative expenses as a % of total revenues	17%	15%	16%	16%
Operating income as a % of total revenue	13%	20%	22%	20%

Portal Revenue Analysis:
DMV transaction-based	$19,037	$18,575	$63,829	$53,691
Non-DMV transaction-based	32,197	25,290	96,372	71,900
Portal software development	3,922	3,955	9,961	12,283
Portal management	2,565	2,378	7,695	7,078
Total portal revenues	$57,721	$50,198	$177,857	$144,952

NIC INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
Thousands except par value amount

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash	$90,929	$62,358
Trade accounts receivable, net	61,045	55,261
Deferred income taxes, net	950	887
Prepaid expenses & other current assets	12,217	9,340
Total current assets	165,141	127,846
Property and equipment, net	14,182	16,025
Intangible assets, net	1,650	1,016
Other assets	259	253
Total assets	$181,232	$145,140

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$45,847	$43,664
Accrued expenses	22,498	18,948
Other current liabilities	327	208
Total current liabilities	68,672	62,820

Deferred income taxes, net	2,307	2,050
Other long-term liabilities	2,208	1,346
Total liabilities	73,187	66,216

Commitments and contingencies	-	-

Stockholders' equity:
Common stock, $0.0001 par, 200,000 shares authorized,
64,989 and 64,628 shares issued and outstanding	6	6
Additional paid-in capital	87,572	84,308
Retained earnings (accumulated deficit)	20,467	(5,390)
Total stockholders' equity	108,045	78,924
Total liabilities and stockholders' equity	$181,232	$145,140

NIC INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(UNAUDITED)
Thousands

			Additional
	Common Stock		Paid-in	Retained Earnings
	Shares	Amount	Capital	(Accumulated Deficit)	Total
Balance, January 1, 2013	64,628	$6	$84,308	$(5,390)	$78,924
Net income	-	-	-	25,857	25,857
Restricted stock vestings	397	-	83	-	83
Dividend equivalents cancelled upon forfeiture of
performance-based restricted stock awards	-	-	50	-	50
Shares surrendered and cancelled upon vesting of restricted
stock to satisfy tax withholdings	(124)	-	(2,242)	-	(2,242)
Stock-based compensation	-	-	3,267	-	3,267
Tax deductions relating to stock-based compensation	-	-	1,335	-	1,335
Shares issuable in lieu of dividend payments on unvested
performance-based restricted stock awards	-	-	(133)	-	(133)
Issuance of common stock under employee stock purchase plan	88	-	904	-	904
Balance, September 30, 2013	64,989	$6	$87,572	$20,467	$108,045

NIC INC.
CASH FLOW SUMMARY
(UNAUDITED)
Thousands

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012

Cash flows from operating activities:
Net income	$5,093	$5,995	$25,857	$17,716
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of acquisition-related intangible assets	-	53	-	214
Depreciation & amortization	2,145	1,606	6,221	4,236
Provision for losses on accounts receivable	5,086	77	5,125	157
Stock-based compensation expense	1,190	1,252	3,267	3,109
Deferred income taxes	(322)	1,544	(1,142)	1,080
Gain on disposal of property and equipment	(4)	-	17	1
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts receivable, net	3,479	673	(10,909)	(5,230)
(Increase) in prepaid expenses & other current assets	(4,674)	(1,021)	(1,541)	(3,607)
(Increase) in other assets	(4)	(6)	(6)	(8)
Increase (decrease) in accounts payable	(2,373)	(428)	2,183	2,725
Increase in accrued expenses	2,975	1,664	1,303	1,162
Increase (decrease) in other current liabilities	(1,061)	(16)	119	(116)
Increase (decrease) in other long-term liabilities	148	(40)	862	(113)
Net cash provided by operating activities	11,678	11,353	31,356	21,326
Cash flows from investing activities:
Purchases of property and equipment	(1,687)	(8,710)	(3,945)	(11,374)
Capitalized internal use software development costs	(349)	(201)	(1,079)	(550)
Net cash used in investing activities	(2,036)	(8,911)	(5,024)	(11,924)
Cash flows from financing activities:
Proceeds from employee common stock purchases	-	-	904	806
Tax deductions related to stock-based compensation	599	427	1,335	1,197
Net cash provided by financing activities	599	427	2,239	2,003
Net increase in cash	10,241	2,869	28,571	11,405
Cash, beginning of period	80,688	70,175	62,358	61,639
Cash, end of period	$90,929	$73,044	$90,929	$73,044
Other cash flow information:
Non-cash investing activities:
Capital expenditures accrued but not yet paid	$5	$657	$5	$657
Cash payments:
Income taxes paid	$6,550	$3,205	$12,744	$11,854
Cash dividends on common stock previously restricted for payment of dividend	$-	$-	$-	$16,231

CONTACT:
NIC Inc.
Angela Davied, 913-754-7054
adavied@egov.com